Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Brent Anderson, VP Investor Relations (972) 580-6360 (office) Brent.Anderson@meritagehomes.com

Meritage Homes Announces Offering of Convertible Senior Notes

SCOTTSDALE, Ariz., September 12, 2012 (GLOBENEWSWIRE) — Meritage Homes Corporation (NYSE:MTH), a leading U.S. homebuilder, today announced that it has commenced an underwritten registered public offering of $100 million aggregate principal amount of its Convertible Senior Notes due 2032, subject to market and other conditions. The notes will be convertible into shares of the Company’s common stock at any time prior to maturity and will be guaranteed fully, unconditionally, and jointly and severally initially by all of the Company’s direct and indirect 100% owned subsidiaries. The interest rate, conversion rate, and certain other terms of the offering will be determined at the time of pricing. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering will be completed, or as to the actual size or terms of the offering. The Company plans to use the proceeds received from the offering for general corporate purposes.

The notes are being offered pursuant to an effective shelf registration statement that was previously filed by the Company with the Securities and Exchange Commission. A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering has been filed with the Securities and Exchange Commission.

Citigroup, JP Morgan, Deutsche Bank and BofA Merrill Lynch acted as joint book-running managers for the offering. Printed copies of the preliminary prospectus supplement relating to this offer and accompanying prospectus may be obtained by contacting Citigroup, Brooklyn Army Terminal, 140 58th Street, Brooklyn, New York 11220 or by Telephone: (800) 831-9146 or by email at batprospectusdept@citigroup.com; J.P. Morgan Securities LLC at 1-212-834-4533 or by mail to Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Attention: Post-Sale Fulfillment; Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, New York 10005-2836 or by telephone at:

(800) 503-4611, or by email at: prospectus.CPDG@db.com; or Merrill Lynch, Pierce, Fenner & Smith Incorporated at BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, 7th Floor, New York, New York 10038 or by emailing: dg.prospectus_requests@baml.com. An electronic copy of the preliminary supplement and accompanying prospectus may also be obtained at no charge at the Securities and Exchange Commission’s website at www.sec.gov.

This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of notes will be made only by means of a prospectus supplement and related base prospectus.

About Meritage Homes Corporation

Meritage Homes is the ninth-largest public homebuilder in the United States based on homes closed in 2011. Meritage builds a variety of homes across Southern and Western states to appeal to a wide range of buyers, including first-time, move-up, luxury and active adults. As of June 30, 2012, the company had 151 actively selling communities in 15 metropolitan areas, including Northern California, East Bay/Central Valley and Southern California, Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando, Tampa and Raleigh-Durham. In 2012, Meritage also announced its entry into the Charlotte market.

Meritage is an industry leader in innovation and energy efficiency. Meritage was the first national homebuilder to be 100 percent ENERGY STAR® qualified in every home it builds, and far exceeds ENERGY STAR standards in most of its communities. Meritage has designed and built more than 75,000 homes in its 27-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience.

For more information, visit meritagehomes.com.

The Meritage Homes Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=2624

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include those regarding the Company’s proposed offering of convertible notes, including its anticipated use of proceeds therefrom, which are subject to significant risks and uncertainties. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company’s stock and note prices may fluctuate dramatically. The risks and uncertainties include but are not limited to the following: weakness in the homebuilding market resulting from economic conditions; interest rates and changes in the availability and pricing of residential mortgages; adverse changes in tax laws that benefit our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; availability of materials and labor and resulting inflation in the cost to construct homes; the adverse effect of slower order absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; the availability of finished lots and undeveloped land; our potential exposure to natural disasters; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; competition; the success of our strategies in the current homebuilding market and economic environment; the adverse impacts of cancellations resulting from small deposits relating to our sales contracts; construction defect and home warranty claims; our success in prevailing on contested tax positions; the impact of deferred tax valuation allowances and our ability to preserve our operating loss carryforwards; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; our failure to comply with laws and regulations; our lack of geographic diversification; fluctuations in quarterly operating results; the Company’s financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for the Company’s senior and senior subordinated notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; acts of war; the replication of our “Green” technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2011 and most recent 10-Q under the caption “Risk Factors,” which can be found on our website.

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